Investor Relations
John Wright
Director, Investor Relations
(952) 887-8865, invest@toro.com

Media Relations
Branden Happel
Manager, Public Relations
(952) 887-8930, pr@toro.com

For Immediate Release

TORO REPORTS FISCAL 2009 FULL YEAR RESULTS

•	Company reports fiscal 2009 net earnings per share of $1.73
•	Focus on liquidity and growing market share guided the company through a difficult year
•	Cash flow from operations totaled $251.5 million driven by implementation of Red Iron Acceptance strategy, asset management and earnings
•	Increased quarterly cash dividend 20 percent to $0.18 per share, as announced last week

BLOOMINGTON, Minn. (December 8, 2009) – The Toro Company (NYSE: TTC) today reported net earnings of $62.8 million, or $1.73 per share, on net sales of $1,523.4 million for its fiscal year ended October 31, 2009.  For fiscal 2008, the company posted net earnings of $119.7 million, or $3.10 per share, on net sales of $1,878.2 million.

For the fourth quarter of fiscal 2009, Toro reported a net loss of $0.5 million, or $0.02 per share, on net sales of $288.6 million.  In the comparable fiscal 2008 period, Toro posted breakeven net earnings on net sales of $341.2 million.

Despite the recessionary environment, the company generated a record $251.5 million in cash flow from operations as a result of the Red Iron Acceptance joint venture strategy, a continued focus on asset management, and by executing soundly against its working capital initiative.  Excluding the sale of receivables in the fourth quarter to Red Iron Acceptance, the company’s operating cash flow for the year continued to track at historically high levels.  Together, these measures help strengthen the company’s cash position to drive future growth and shareholder value. As reported last week, Toro’s board of directors raised its regular quarterly cash dividend to 18 cents per share, a 20 percent increase from its previous quarterly dividend rate of 15 cents per share.  In fiscal 2009, the company returned $137 million to shareholders through share repurchases and dividend payments.

“In the face of extraordinarily difficult market and operating conditions, we took early and decisive action to ensure liquidity, grow our market share, and balance the short-term challenges against the long-term needs of the organization,” said Michael J. Hoffman, Toro’s chairman and chief executive officer.  “Through solid customer relationships, and product lines enriched by many new innovations, we had great success winning share even as our markets contracted.  Additionally, the actions we took during the year to adjust production and manage inventories resulted in lower seasonal borrowing and a stronger balance sheet.“

SEGMENT RESULTS

Professional

•
Professional segment net sales for fiscal 2009 totaled $965.9 million, down 25.9 percent from fiscal 2008.  Demand in key professional end markets including the golf, municipal and landscape contractor, remained soft throughout the year as customers generally chose to defer purchases of new equipment and irrigation systems.  Despite the sales decline, aggressive efforts to lower field inventories position the company for growth in the eventual recovery.  For the fourth quarter, professional segment net sales were $165.3 million, down 21.8 percent from the prior year period.

•
Professional segment earnings for fiscal 2009 totaled $127.6 million, down from $233.4 million last year.  For the fourth quarter, professional segment earnings were $1.2 million compared to $13.8 million in the same period last year.

Residential

•
Residential segment net sales for fiscal 2009 totaled $532.7 million, down 1.9 percent from fiscal 2008.  For the year, customer acceptance was very strong for the expanded lineup of Toro® and Lawn-Boy® walk power mowers and redesigned platform of residential zero-turn mowers.  Through close collaboration with dealers and key retailers, domestic shipments held up fairly well but were not enough to keep pace with declines in international markets.  For the fourth quarter, residential segment net sales were $115.9 million, down 2.8 percent from the prior year period.

•
Residential segment earnings for fiscal 2009 totaled $46.4 million, up from $35.3 million last year.  For the fourth quarter, residential segment earnings were $14.2 million compared to $7.3 million in the same period last year.

REVIEW OF OPERATIONS

Gross margin for fiscal 2009 was 33.5 percent compared with 34.8 percent in fiscal 2008, mostly due to a change in product mix and reduced demand.  For the fourth quarter, however, gross margin improved to 33.9 percent from 29.9 percent in the same period last year.  The improvement reflects lower commodity costs, which began to benefit gross margin in the second half of the fiscal year.

Selling, general and administrative (SG&A) expenses for fiscal 2009 were down 12.9 percent, but increased to 26 percent of net sales from 24.2 percent last year.  For the fourth quarter, SG&A expenses were down 6.5 percent, but increased to 32.9 percent of net sales from 29.7 percent in the same period last year.  While the company has been aggressively reducing expenses, the drop in sales volumes was greater than the rate of decline in SG&A costs.

Other expense for fiscal 2009 was up $4.0 million compared to last year, and increased $1.8 million in the fourth quarter over the prior year period.  The increase was mostly due to higher expense for litigation settlements.

Interest expense for fiscal 2009 was $17.6 million, down 9.1 percent compared with last year.  The decline in interest expense for the year mainly reflects significantly lower seasonal short-term borrowing.  For the fourth quarter, interest expense was even with the same period last year at $4.4 million.

The effective tax rate for fiscal 2009 was 34.4 percent compared with 34.0 percent last year.  The slight increase was primarily the result of valuation allowances related to foreign subsidiaries.

Accounts receivable at the end of fiscal 2009 totaled $143.7 million, down 43.9 percent, on a revenue decline of 15.4 percent for the fourth quarter and the previously mentioned sale of receivables to Red Iron Acceptance.  Meanwhile, net inventories for the year declined by $30.8 million, or 14.9 percent, from the prior year period.

BUSINESS OUTLOOK

Commenting on Toro’s outlook for fiscal 2010, Hoffman said the company believes demand in its end markets is stabilizing.  “Our outlook in the coming year assumes that declines in our markets are largely behind us, so we’re currently expecting net sales for fiscal 2010 to be roughly comparable to last year,” said Hoffman.  “While much uncertainty remains as to the pace and degree of the economic recovery, we are encouraged by our strong customer relationships, continued high level of new products, and the ability to invest in new opportunities.  We have taken measures to adjust our cost structure, improve our overall operating effectiveness, and will be more flexible to react to retail demand in the year ahead.”

The company currently expects fiscal 2010 net earnings per share to be about $2.00 on comparable revenues with fiscal 2009.  For its seasonally smaller fiscal first quarter, the company expects to report net earnings per share of about $0.18 to $0.20.

The Toro Company is a leading worldwide provider of outdoor maintenance equipment and beautification products to help customers care for golf courses, sports fields, public green spaces, commercial and residential properties, and agricultural fields.

LIVE CONFERENCE CALL
December 8, 10:00 a.m. CST
www.thetorocompany.com/invest

The Toro Company will conduct a conference call and webcast for investors beginning at 10:00 a.m. Central Daylight Time (CDT) on December 8, 2009.  The webcast will be available at www.streetevents.com or at www.thetorocompany.com/invest. Webcast participants will need to complete a brief registration form and should allocate extra time before the webcast begins to register and, if necessary, download and install audio software.

Safe Harbor
Statements made in this news release, which are forward-looking, are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements involve risks and uncertainties that could cause actual results to differ materially from those projected or implied. These uncertainties include factors that affect all businesses operating in a global market as well as matters specific to Toro. Particular risks and uncertainties that may affect the company’s operating results or overall financial position at the present include: slow or negative growth rates in global and domestic economies, resulting in rising unemployment and weakened consumer confidence; the threat of further terrorist acts and war, which may result in contraction of the U.S. and worldwide economies; drug cartel-related violence, which may disrupt our production activities and maquiladora operations based in Juarez, Mexico; fluctuations in the cost and availability of raw materials, including steel, resins and other commodities; fluctuating fuel and other costs of transportation; the impact of abnormal weather patterns, natural disasters and global pandemics; the level of growth or contraction in our markets, including the golf market; government and municipal revenue, budget and spending levels, which may negatively impact our grounds maintenance equipment business in the event of reduced tax revenues and tighter government budgets; dependence on The Home Depot as a customer for the residential segment; elimination of shelf space for our products at retailers; inventory adjustments or changes in purchasing patterns by our customers; market acceptance of existing and new products; increased competition; our increased dependence on international sales and the risks attendant to international operations; credit availability and terms, interest rates and currency movements including, in particular, our exposure to foreign currency risk; our relationships with our distribution channel partners, including the financial viability of distributors and dealers; our ability to successfully achieve our plans for and integrate acquisitions and manage alliances or joint ventures, including Red Iron Acceptance, LLC; the costs and effects of changes in tax, fiscal, government and other regulatory policies, including rules relating to environmental, health and safety matters; unforeseen product quality or other problems in the development, production and usage of new and existing products; loss of or changes in executive management or key employees; ability of management to manage around unplanned events; our reliance on our intellectual property rights and the absence of infringement of the intellectual property rights of others;  the occurrence of litigation or claims, including the previously disclosed pending litigation against the company and other defendants that challenges the horsepower ratings of lawnmowers, of which the company is currently unable to assess whether the litigation would have a material adverse effect on the company’s consolidated operating results or financial condition, although an adverse result might be material to operating results in a particular reporting period.  In addition to the factors set forth in this paragraph, market, economic, financial, competitive, legislative, governmental, weather, production and other factors identified in Toro's quarterly and annual reports filed with the Securities and Exchange Commission, could affect the forward-looking statements in this press release. Toro undertakes no obligation to update forward-looking statements made in this release to reflect events or circumstances after the date of this release.

(Financial tables follow)

THE TORO COMPANY AND SUBSIDIARIES
Condensed Consolidated Statements of Earnings (Unaudited)
(Dollars and shares in thousands, except per-share data)

	Three Months Ended		Fiscal Years Ended
	October 31, 2009	October 31, 2008	October 31, 2009	October 31, 2008
Net sales	$288,564	$341,240	$1,523,447	$1,878,184
Gross profit	97,692	101,867	510,975	652,710
Gross profit percent	33.9%	29.9%	33.5%	34.8%
Selling, general, and administrative expense	94,807	101,367	395,778	454,301
Earnings from operations	2,885	500	115,197	198,409
Interest expense	(4,371)	(4,386)	(17,578)	(19,333)
Other (expense) income, net	(106)	1,681	(1,831)	2,213
(Loss) earnings before income taxes	(1,592)	(2,205)	95,788	181,289
(Benefit) provision for income taxes	(1,060)	(2,218)	32,951	61,638
Net (loss) earnings	$(532)	$13	$62,837	$119,651

Basic net (loss) earnings per share	$(0.02)	$-	$1.76	$3.17

Diluted net (loss) earnings per share	$(0.02)	$-	$1.73	$3.10

Weighted average number of shares of common stock outstanding – Basic	34,423	36,403	35,788	37,736

Weighted average number of shares of common stock outstanding – Diluted	34,423	37,226	36,240	38,579

THE TORO COMPANY AND SUBSIDIARIES
Segment Data (Unaudited)
(Dollars in thousands)

	Three Months Ended		Fiscal Years Ended
Segment Net Sales	October 31, 2009	October 31, 2008	October 31, 2009	October 31, 2008
Professional	$165,305	$211,334	$965,935	$1,304,101
Residential	115,945	119,341	532,707	542,886
Other	7,314	10,565	24,805	31,197
Total *	$288,564	$341,240	$1,523,447	$1,878,184

* Includes international sales of	$98,190	$113,370	$487,194	$608,279

	Three Months Ended		Fiscal Years Ended
Segment (Loss) Earnings Before Income Taxes	October 31, 2009	October 31, 2008	October 31, 2009	October 31, 2008
Professional	$1,185	$13,771	$127,609	$233,359
Residential	14,229	7,320	46,351	35,304
Other	(17,006)	(23,296)	(78,172)	(87,374)
Total	$(1,592)	$(2,205)	$95,788	$181,289

Condensed Consolidated Balance Sheets (Unaudited)
(Dollars in thousands)

	October 31, 2009	October 31, 2008
ASSETS
Cash and cash equivalents	$187,773	$99,359
Receivables, net	143,709	256,259
Inventories, net	176,275	207,084
Prepaid expenses and other current assets	14,914	27,491
Deferred income taxes	59,467	53,755
Total current assets	582,138	643,948

Property, plant, and equipment, net	166,716	168,867
Deferred income taxes	3,585	6,476
Goodwill and other assets, net	120,243	112,969
Total assets	$872,682	$932,260

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current portion of long-term debt	$3,765	$3,276
Short-term debt	4,529	2,326
Accounts payable	91,074	92,997
Accrued liabilities	217,433	225,852
Total current liabilities	316,801	324,451

Long-term debt, less current portion	225,046	227,515
Deferred revenue and other long-term liabilities	15,623	15,619
Stockholders’ equity	315,212	364,675
Total liabilities and stockholders’ equity	$872,682	$932,260

THE TORO COMPANY AND SUBSIDIARIES
Condensed Consolidated Statements of Cash Flows (Unaudited)
(Dollars in thousands)

	Fiscal Years Ended
	October 31, 2009	October 31, 2008
Cash flows from operating activities:
Net earnings	$62,837	$119,651
Adjustments to reconcile net earnings to net cash provided by operating activities:
Equity losses from affiliates	136	859
Provision for depreciation, amortization, and impairment losses	44,535	48,194
Gain on disposal of property, plant, and equipment	(18)	(196)
Gain on sale of a business	-	(113)
Stock-based compensation expense	4,116	5,684
Decrease (increase) in deferred income taxes	4,691	(5,466)
Changes in operating assets and liabilities:
Receivables	126,721	14,770
Inventories	40,036	29,949
Prepaid expenses and other assets	(4,360)	719
Accounts payable, accrued expenses, deferred revenue, and other long-term liabilities	(27,224)	1,671
Net cash provided by operating activities	251,470	215,722

Cash flows from investing activities:
Purchases of property, plant, and equipment	(37,939)	(48,914)
Proceeds from asset disposals	208	1,021
Increase in investment in affiliates	(3,811)	(250)
Decrease (increase) in other assets	1,982	(35)
Proceeds from sale of a business	-	1,048
Acquisitions, net of cash acquired	(6,400)	(4,430)
Net cash used in investing activities	(45,960)	(51,560)

Cash flows from financing activities:
(Decrease) increase in short-term debt	(2,326)	2,887
Repayments of long-term debt, net of costs	(3,422)	(1,497)
Excess tax benefits from stock-based awards	7,403	3,522
Proceeds from exercise of stock-based awards	13,726	3,997
Purchases of Toro common stock	(115,283)	(110,355)
Dividends paid on Toro common stock	(21,403)	(22,615)
Net cash used in financing activities	(121,305)	(124,061)

Effect of exchange rates on cash and cash equivalents	4,209	(2,789)

Net increase in cash and cash equivalents	88,414	37,312
Cash and cash equivalents as of the beginning of the fiscal year	99,359	62,047

Cash and cash equivalents as of the end of the fiscal year	$187,773	$99,359

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